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                                                                    Exhibit 10.7




                                   Agreement

     Agreement ("Agreement") made as of this 30th day of Nov, 2000, by and between BioDelivery Sciences Inc, the ("Company"), and Biotech Specialty Partners, LLC, a Delaware limited liability company ("BSP").

     I. Introductory Statement

     The "BSP Network" is an alliance of biotechnology and pharmacy, marketing and distribution companies being created by contract between BPS and such companies. The BSP Network provides strategic relationships and affiliations designed to empower biotechnology firms to further product research and development and when its products become marketable, to have in place a marketing and distribution network at both wholesale and retail. BSP alliances generally position biotech companies with overall margins that are significantly higher than pharmaceutical company royalty arrangements by offering distribution capabilities as well as contract research and manufacturing assistance.

     Company is a biopharmaceutical product development company which is focused on introducing new technologies using its patented delivery system, such as antifungal, antibiotic, antiviral, oncology chemotherapy, monoclonal antibodies, hormones, gene therapies, and vaccines, that improve the performance of existing drugs and address significant problems such as drug resistance and toxicity.

     Company has determined that it is in its best interests to become a member of the BSP Network and BSP has determined that Biotech's proprietary rights to certain drugs make Company an appropriate party to join the BSP Network. Accordingly, this Agreement is being entered into to effect Company' membership into the BSP Network and to create a contracted alliance consistent with such membership.

     II. Terms and Conditions

     Company and BSP, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

     1. Covered Products.
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        Company hereby appoints BSP as a non-exclusive distributor of its drugs and products for Specialty Pharmacy, Institutional pharmacies, and mail order/online distribution.

     2. Right-of-first Refusal.
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        Company hereby grants to BSP the right to have any therapeutic drug or device requiring or not requiring (i.e. OTC) U.S. Food and Drug Administration ("FDA") approval for marketing and sale in the United States and to which Company possesses any proprietary rights and/or of which Company is sponsoring the development become Covered Products under this Agreement.

     3. Responsibilities of Company re Covered Products.
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During the term of this Agreement, with respect to Covered Products, Company shall, as deemed appropriate by the Company:

     (i) Direct and pay for the research and development of a Covered Product with the objective of obtaining FDA approval for its marketing and sale in the United States. Company may sponsor/or contract with others for such research and development activities provided that it does not grant to others any manufacturing, selling or use rights without BSP's prior written approval.

     (ii) Direct, prosecute with due diligence and expediency and pay for the application and procurement of United States patent rights and patents rights in such foreign countries as may be deemed prudent in the circumstances after consultation with BSP.

     (iii) Following FDA marketing approval of a Covered Product, direct and pay for such clinical trials, tests, record keeping and reporting functions as may be required or appropriate to maintain in good standing such approval.

     (iv) Perform the functions described in (i)-(iii) above with respect to obtaining marketing approvals in non-U.S. jurisdictions as may be appropriate in the circumstances.

     (v) Manufacture or arrange for the manufacturing of Covered Products in accordance with FDA prescribed "good manufacturing practices." All packaging and labeling of Covered Products shall be produced in accordance with applicable FDA and other governmental regulations. Company shall consult with BSP with respect to packaging design. Company shall maintain from time to time adequate inventories of Covered Products based upon sales projections provided from time to time by BSP.

     (vi) Keep BSP fully informed of all activities described in (i)-(v) above and consult with BSP on research and development strategies and progress.

     (vii) Provide marketing, technical and sales support for BSP's marketing and distribution of a Covered Product.

4. Rights and Responsibilities of BSP re Covered Products.
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   During the term of this Agreement, with respect to Covered Products, BSP shall, as deemed appropriate by BSP:

     (i) Provide consulting assistance to Company with respect to the research and development of Covered Products. BSP will refer to Company appropriate CRO's (Contract Research Organizations) to assist Company with such activities, including regulatory compliance. Such CRO's may be members of the BSP Network.

     (ii) Consult with Company concerning the design of packaging and package inserts.


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          (iii) Develop and maintain a Specialty Pharmacy marketing program for each Covered Product, including a marketing plan, advertising, marketing and sales materials, pricing strategies, packaging materials, sales training and other matters customarily included in a comprehensive marketing program for a health-industry product. BSP shall coordinate such a program with the support services to be provided by Company pursuant to Section (3)(vii) above.

          (iv) Establish a distribution program for each Covered Product, BSP shall designate wholesalers/distribution/retailers, some or all of which may be members of the BSP Network. BSP's right to distribute a Covered Product shall be exclusive to it for Specialty Pharmacy and Mail order/online pharmacy, except as provided in Section 9(b) below. BSP shall keep Company advised from time to time of anticipated sales so as to allow Company to maintain adequate inventories of Covered Products.

          (v)   Keep Company fully informed of all activities described in (i) -
                (iv) above and consult with and assist BSP on continuing research and development and regulatory compliance matters.

5.   BSP Network

     BSP is forming a network consisting of distributors, wholesalers, retailers and others ("BSP Network"). BSP shall, from time to time, provide the Company with a written list of current participants in the BSP Network. The Company agrees that it shall recognize and respect BSP's relationship with the members of the BSP Network and that the Company shall, whenever possible, only make sales of its products to members of the BSP Network through BSP, pursuant to this Agreement. The Company agrees to exercise best efforts and good faith to avoid making any sales of its products to members of the BSP Network in circumvention of BSP.

6.   Financial Terms.

          (a) During the term of this Agreement, the Company shall sell to BSP all of its products, as and when purchased by BSP, at a cost which is the lesser of: (i) ten percent (10%) below the lowest wholesale acquisition cost ("WAC"), inclusive of rebates, quantity discounts, etc; or (ii) the lowest cost at which the Company is then selling said product(s) to any other purchaser. At the request of BSP, the Company shall structure part, or all of the discount below WAC as a rebate to BSP.

7.   Terms of Agreement.

     The terms of this Agreement ("Term") shall commence upon execution hereof and continue until such time as there is no product which constitutes a Covered Product hereunder. Each product, upon becoming a Covered Product hereunder, shall remain a Covered Product for a minimum period of five (5) years following FDA approval of the marketing and sale of the product in the United States. Such five-year period may be extended for an additional period of five years at the option of BSP in the event that minimum sales levels of the Covered Product shall not have been met during said five-year period. "Minimum sales levels", as used herein, means levels of sales for the five-year period established by BSP and Company by
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     negotiation in good faith prior to the commencement of the five-year period. Minimum sales levels may be expressed as units sold, market share, market penetration, or dollar volume or some consideration thereof. BSP's exercise of its option to extend the Term with respect to a Covered Product shall be made, if at all, by written notice given to Company no later than thirty (30) days prior to the first five-year period set forth above.

8.   Effect of Termination.

     Upon expiration of the period during which a product is a Covered Product hereunder, BSP shall have the right for a period of at least ten (10) years thereafter, to acquire and be a distributor of a Covered Product on price terms that are no less favorable than any other wholesaler or distributor of the Covered Product. BSP's rights hereunder may be assigned to one or more members of the BSP Network.

9.   Early Termination.

     (a) Either party may terminate the Term by written notice to the other party if the other party shall be in default of any material provision of this agreement and such default shall continue for a period of at least forty-five (45) days after written notice of a default given to the defaulting party (except in the case of a default in the payment of money in which case the time period shall be twenty (20) days. Upon any such termination, the respective rights and obligations of each party shall cease and be of no further force and effect except that each party shall be liable for any accrued obligations to pay money and each party shall remain liable for breach of agreement, if any. Moreover, any right of termination shall be without prejudice to any right to obtain injunctive or other equitable relief.

     (b) Company shall have the right, any provisions of this Agreement to the contrary notwithstanding, to terminate the Term with respect to a Covered Product which is a therapeutic drug at any time prior to the commencement of Phase III FDA human clinical trials for such Covered Product. If Company is offered (and it accepts said offer) a contractual arrangement, including sales/marketing/distribution by the Company, for the sales/marketing/distribution of such Covered Products which arrangement will yield to Company a greater return on the sale of such Covered Product for Specialty Pharmacy and Mail order/online pharmacy than is provided for in this Agreement, all factors being taken into consideration and providing that such arrangement is inconsistent with the role of BSP hereunder. Such right of termination shall be exercised, if at all, by written notice given by Company to BSP, which notice shall set forth all relevant terms of the alternative arrangement. Termination shall be effective thirty (30) days after such notice, provided BSP shall have been given the opportunity by Company to verify the alternative arrangement.

10   Waiver of Conflict of Interest

          The Company has received full disclosure that certain shareholders, management and consultants of BioDelivery Sciences International, Inc. also serve as shareholders, management or consultants of BSP, that BSP is a development stage company with limited business experience, that BSP anticipates earning significant revenue as a result of this Agreement and that certain administrative and professional (including legal and accounting) support to BDSI and potentially to BDS, may also provide similar services to BSP (the "Disclosed Relationship"). The
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Company has had the opportunity to make due diligence inquiry of the officers, directors and shareholders of both BSP and BioDelivery Sciences International, Inc regarding the Disclosed Relationship, this Agreement and the potential conflict of interest which may result there from. Based on the disclosure of the Disclosed Relationship and the right to conduct due diligence inquiry and the right to consult with and rely upon the advice of independent experts including, but not limited to, legal counsel, the Company confirms that it has waived all conflicts of interest, defenses or claims which may arise from or relate to any such conflicts of interest. The Company warrants that the Disclosed Relationship and the potential conflicts of interest have been disclosed to the satisfaction of its Board of Directors which, after being informed, adopted Resolutions which waived the potential conflicts of interest of BSP and of the directors and officers of BioDelivery Sciences international, Inc.

/s/ [illegible signature]            4 Dec 2000
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BioDelivery Sciences, Inc            Date



/s/ [illegible signature]            11-30-00
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BioTech Specialty Partners, LLC      Date